Conformis Reports Fourth Quarter and Year Ended 2018 Financial Results

BILLERICA, Mass., February 6, 2019 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell patient specific joint replacement implants designed to fit each patient's unique anatomy, announced today financial results for the fourth quarter and year ended December 31, 2018.

Q4 Summary

•	Total revenue of $22.0 million, up 6% year-over-year on a reported basis and 7% year-over-year on a constant currency basis

•	Product revenue of $21.9 million, up 7% year-over-year on a reported and constant currency basis

•	U.S. product revenue of $19.4 million, up 10% year-over-year

•	Rest of World product revenue of $2.5 million, down 14% year-over-year on a reported basis and 12% on a constant currency basis

•	Royalty revenue of $0.1 million, down 42% year-over-year

•	Gross margin of 49%, an increase of 700 basis points year-over-year

2018 Summary

•	Total revenue of $89.8 million, up 15% year-over-year on a reported basis, including a royalty settlement of $10.5 million, and 14% year-over-year on a constant currency basis

•	Product revenue of $78.6 million, up 2% year-over-year on a reported basis and 1% on a constant currency basis

•	U.S. product revenue of $68.1 million, up 6% year-over-year

•	Rest of World product revenue of $10.6 million, down 17% year-over-year on a reported basis and 22% year-over-year on a constant currency basis

•	Royalty revenue of $11.2 million, up 1,000% year-over-year

•	Gross margin of 54%, an increase of 1,700 basis points year-over-year

"Our US growth of 10% in the fourth quarter represents a meaningful step-up in performance year-over-year. We continue to face headwinds in our OUS business due to reimbursement challenges,” said Mark Augusti, President and Chief Executive Officer of Conformis, Inc. “We have continued our gross margin expansion and are continuing to focus on achieving operational efficiency.”

	Three Months Ended December 31,		Increase/(decrease)
($, in thousands)	2018	2017	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$19,404	$17,605	$1,799	10%	10%
Rest of world	2,500	2,894	(394)	(14)%	(12)%
Product revenue	21,904	20,499	1,405	7%	7%
Royalty revenue	145	252	(107)	(42)%	(42)%
Total revenue	$22,049	$20,751	$1,298	6%	7%

Fourth Quarter 2018 Financial Results

Total revenue for the three-month period ended December 31, 2018 increased $1.3 million to $22.0 million, or 6% year-over-year on a reported basis and 7% on a constant currency basis. Total revenue in the fourth quarter of 2018 and 2017 includes royalty revenue of $0.1 million and $0.3 million, respectively, related to patent license agreements.

Product revenue increased $1.4 million to $21.9 million, or 7% year-over-year on a reported and constant currency basis. U.S. product revenue increased $1.8 million to $19.4 million, or 10% year-over-year, and Rest of World product revenue decreased $0.4 million to $2.5 million, or 14% year-over-year on a reported basis and 12% on a constant currency basis. Product revenue from sales of iTotal PS increased $2.0 million to $7.8 million or 34% year-over-year on a reported and constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $1.1 million to $13.5 million, or 8% year-over-year on a reported basis and 7% on a constant currency basis. Conformis Hip System sales in the fourth quarter of 2018 was $0.6 million, which was all in the U.S.

Total gross profit increased $2.1 million to $10.9 million, or 49% of revenue, in the fourth quarter of 2018, compared to $8.8 million, or 42% of revenue, in the fourth quarter of 2017. This 700 basis point increase in gross margin year-over-year was driven primarily by cost reductions as a result of vertical integration and manufacturing efficiencies.

Total operating expenses decreased $1.2 million to $19.2 million, or 6% year-over-year. This decrease in expenses was driven primarily by a decrease in general and administrative expense due to reductions in patent litigation expense, and lower sales and marketing and R&D costs due to a decrease in personnel costs.

Net loss was $9.9 million, or $0.16 per basic share, in the fourth quarter of 2018, compared to a net loss of $11.9 million, or $0.27 per basic share, for the same period last year. Net loss in the fourth quarter of 2018 included foreign currency exchange expense of $0.6 million compared to foreign currency exchange income of $0.5 million in the same period last year. Net loss per basic share calculations assume weighted average basic shares outstanding of 60.8 million for the fourth quarter of 2018, compared to 43.8 million for the same period last year.

	Twelve Months Ended December 31,		Increase/(decrease)
($, in thousands)	2018	2017	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$68,057	$64,307	$3,750	6%	6%
Rest of world	10,570	12,793	(2,223)	(17)%	(22)%
Product revenue	78,627	77,100	1,527	2%	1%
Royalty revenue	11,162	1,015	10,147	1,000%	1,000%
Total revenue	$89,789	$78,115	$11,674	15%	14%

Fiscal Year 2018 Financial Results

Total revenue for the twelve-month period ended December 31, 2018 increased $11.7 million to $89.8 million, or 15% year-over-year on a reported basis and 14% on a constant currency basis. Total revenue includes royalty revenue of $11.2 million for the year ended 2018 and $1.0 million for the year ended 2017 related to patent license agreements. The increase in royalty revenue is primarily due to the royalty settlement of $10.5 million from Smith & Nephew in the third quarter of 2018.

Product revenue increased $1.5 million to $78.6 million, or 2% year-over-year on a reported basis and 1% on a constant currency basis. U.S. product revenue increased $3.7 million to $68.1 million, or 6% year-over-year, and Rest of World product revenue decreased $2.2 million to $10.6 million, or 17% year-over-year on a reported basis and 22% on a constant currency basis. Product revenue from sales of iTotal PS increased $4.6 million to $25.9 million or 21% year-over-year on a reported and constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $3.8 million to $52.0 million, or 7% year-over-year on a reported basis and 8% on a constant currency basis. Conformis Hip System sales for 2018 was $0.8 million, which was all in the U.S.

Total gross profit increased $19.7 million to $48.5 million, or 54% of revenue, in 2018, compared to $28.8 million, or 37% of revenue, in 2017. This 1,700 basis point increase in gross margin year-over-year was driven partially by the $10.5 million royalty settlement, which contributed 600 basis points of the increase, while cost reductions as a result of vertical integration and manufacturing efficiencies contributed 1,100 basis points.

Total operating expenses increased $2.5 million to $87.2 million, or 3% year-over-year. This increase in expenses was driven primarily by an increase in general and administrative expense due to a non-cash write-off of $6.7 million related to the impairment of goodwill, an increase in non-cash write-off of $1.3 million of unused equipment and software, and a $0.6 million medical device tax credit in 2017. These expenses were partially offset by a $3.4 million decrease in litigation and general legal costs, a decrease of $2 million in salaries and benefits, and a decrease of $0.7 million in insurance and other administrative costs.

Net loss was $43.4 million, or $0.74 per basic share for 2018, compared to a net loss of $53.6 million, or $1.24 per basic share, for 2017. Net loss included foreign currency exchange expense of $1.9 million in 2018, compared to foreign currency exchange income of $4.1 million in 2017. Net loss per basic share calculations assume weighted average basic shares outstanding of 58.9 million for 2018, compared to 43.3 million for 2017.

As of December 31, 2018, cash and cash equivalents and investments totaled $23.6 million, compared to $45.2 million as of December 31, 2017.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-

GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.

Conference Call

As previously announced, Conformis will conduct a webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. The webcast will be live at https://edge.media-server.com/m6/p/tn6ktdfr and at the investor relations section of the company's website at ir.conformis.com.

The online archive of the webcast will be available on the Company's website for 30 days.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. Conformis offers a broad line of customized knee and hip implants and customized pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies, Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover customized implants and customized patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the anticipated timing of our product launches, and our financial position and results, total revenue, product revenue, gross margin, operations, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including whether our cash resources will be sufficient to fund our continuing operations for the periods anticipated; risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations; and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor Relations
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenue
Product	$21,904	$20,499	$78,627	$77,100
Royalty	145	252	11,162	1,015
Total revenue	22,049	20,751	89,789	78,115
Cost of revenue	11,181	11,994	41,304	49,301
Gross profit	10,868	8,757	48,485	28,814

Operating expenses
Sales and marketing	9,682	9,856	38,955	38,788
Research and development	3,458	4,160	16,869	17,136
General and administrative	6,098	6,433	24,622	28,737
Goodwill impairment	0	0	6,731	0
Total operating expenses	19,238	20,449	87,177	84,661
Loss from operations	(8,370)	(11,692)	(38,692)	(55,847)

Other income and expenses
Interest income	184	124	659	491
Interest expense	(1,067)	(722)	(3,356)	(2,119)
Foreign currency exchange transaction (loss) income	(630)	451	(1,915)	4,057
Total other (expenses) income, net	(1,513)	(147)	(4,612)	2,429
Loss before income taxes	(9,883)	(11,839)	(43,304)	(53,418)
Income tax provision	(13)	19	61	162

Net loss	$(9,870)	$(11,858)	$(43,365)	$(53,580)

Net loss per share
Basic and diluted	$(0.16)	$(0.27)	$(0.74)	$(1.24)
Weighted average common shares outstanding
Basic and diluted	60,848,875	43,820,551	58,886,333	43,343,459

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$16,380	$18,348
Investments	7,245	26,880
Accounts receivable, net	13,244	13,200
Royalty receivable	145	—
Inventories	9,534	9,184
Prepaid expenses and other current assets	1,408	2,246
Total current assets	47,956	69,858
Property and equipment, net	14,439	16,514
Other Assets
Restricted cash	462	462
Intangible assets, net	109	210
Goodwill	—	6,731
Other long-term assets	17	23
Total assets	$62,983	$93,798

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$3,445	$4,891
Accrued expenses	7,930	7,720
Deferred revenue	—	305
Total current liabilities	11,375	12,916
Other long-term liabilities	616	651
Deferred tax liabilities	—	37
Deferred revenue	—	4,014
Long-term debt, less debt issuance costs	14,792	29,667
Total liabilities	26,783	47,285
Commitments and contingencies	—	—
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at December 31, 2018 and December 31, 2017; no shares issued and outstanding as of December 31, 2018 and December 31, 2017	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares authorized at December 31, 2018 and December 31, 2017; 65,290,879 and 45,528,519 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	1	—
Additional paid-in capital	513,336	486,570
Accumulated deficit	(475,667)	(436,821)
Accumulated other comprehensive loss	(1,470)	(3,236)
Total stockholders' equity	36,200	46,513
Total liabilities and stockholders' equity	$62,983	$93,798